As filed with the Securities and Exchange Commission on January 22, 2003
Registration Statement No. 333-69752

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROSTRATEGY INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	51-0323571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1861 International Drive
McLean, Virginia 22102
(703) 848-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Michael J. Saylor
Chief Executive Officer
MicroStrategy Incorporated
1861 International Drive
McLean, Virginia 22102
(703) 848-8600

Copy to:

Thomas S. Ward, Esq.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000

Approximate date of commencement of proposed sale to public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-            .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ 333-            .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

Pursuant to a Registration Statement on Form S-3 (File No. 333-69752) (the “Registration Statement”), MicroStrategy Incorporated (the “Company”) registered an aggregate of 3,500,000 shares (the “Shares”) of the Company’s class A common stock, $0.001 par value per share (the “Common Stock”), for the account of Aether Capital, LLC, New Venture Partners IV, L.P., Valhalla Capital, L.P., Snowdon Ltd. Partnership, David R. Wilmerding, Nancy Casey and Art Marks, and John C. Baker (the “Selling Stockholders”). The Shares were issued to the Selling Stockholders in exchange for shares of series A preferred stock of the Company’s subsidiary, Strategy.com Incorporated, which were issued to the Selling Stockholders in connection with a private placement of the series A preferred stock on October 18, 2000. The Registration Statement was declared effective on October 18, 2001.

On July 30, 2002, the Company effected a one-for-ten reverse stock split of its Common Stock in which stockholders received cash in lieu of fractional shares. As a result, the aggregate number of remaining Shares registered by the Registration Statement and offered by the Selling Stockholders was reduced by a factor of ten and adjusted for any resulting fractional shares on such date.

The Company’s obligation to keep the Registration Statement effective has terminated. To the Company’s knowledge, the Selling Stockholders have sold 67,500 shares (post-split) of Common Stock pursuant to the Registration Statement prior to the date hereof. Accordingly, this post-effective amendment is being filed for the purpose of deregistering the remaining 144,662 shares (post-split) of Common Stock that were not sold pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on January 22, 2003.

MICROSTRATEGY INCORPORATED

By:	/s/ MICHAEL J. SAYLOR
Michael J. Saylor Chairman of the Board of Directors and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of MicroStrategy Incorporated, hereby severally constitute and appoint Michael J. Saylor, Sanju K. Bansal, Eric F. Brown, Jonathan F. Klein and Thomas S. Ward and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below any and all pre-effective and post-effective amendments to this Registration Statement on Form S-3 filed herewith and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MicroStrategy Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID B. BLUNDIN David B. Blundin	Director	January 22, 2003

/s/ CARL J. RICKERTSEN Carl J. Rickertsen	Director	January 22, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL J. SAYLOR Michael J. Saylor	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 22, 2003

/s/ ERIC F. BROWN Eric F. Brown	President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2003

* Sanju K. Bansal	Director	January 22, 2003

* F. David Fowler	Director	January 22, 2003

* Jonathan J. Ledecky	Director	January 22, 2003

* Stuart B. Ross	Director	January 22, 2003

* Ralph S. Terkowitz	Director	January 22, 2003

* By:	/s/ ERIC F. BROWN
Eric F. Brown Attorney-in-fact